Exhibit 3.1

SAFE AND GREEN DEVELOPMENT CORPORATION

 CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Nicolai Brune, does hereby certify that:

1. He is the Chief Financial Officer of Safe and Green Development Corporation, a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 5,000,000 shares of preferred stock.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.001 par value per share, issuable from time-to-time in one or more series;

WHEREAS, the Board of Directors is authorized by resolution to provide for the issuance of preferred stock in one or more series, and to establish from time-to-time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as described above, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 360,000 shares of the preferred stock, which the Corporation has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock to be designated “Series B Non-Voting Convertible Preferred Stock” and does hereby fix and determine the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof as follows:

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Base Conversion Price” shall have the meaning set forth in Section 7(c).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d)(iv).

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Series B Non-Voting Convertible Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock filed by the Corporation.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by Holders of a majority of the then-outstanding Series B Non-Voting Convertible Preferred Stock and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the any over the counter market operated by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s Common Stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or its subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $1.36, as adjusted pursuant to Section 7 hereof.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series B Non-Voting Convertible Preferred, as well as any other shares of Common Stock issuable hereunder, including as dividends, in each case in accordance with the terms hereof.

“DGCL” shall mean the Delaware General Corporation Law.

“Dilutive Issuance” shall have the meaning set forth in Section 7(c).

“Dividend Payment Date” shall have the meaning set forth in Section 3(b).

“Dividend Share Amount Payment” shall have the meaning set forth in Section 3(b).

“DWAC Delivery” shall have the meaning set forth in Section 6(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Placement Agent Agreement, provided that such securities have not been amended since the date of the Placement Agent Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to (i) a merger, consolidation, acquisition, strategic alliance or similar business combination, (ii) any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution or (iii) any strategic transactions involving the Corporation and other entities, including joint ventures, manufacturing, marketing or distribution arrangements so long as these securities are unregistered, (d) securities issued in an at-the-market facility with the Placement Agent (as defined in the Purchase Agreement) serving as sales agent in an aggregate amount not to exceed $3,000,000, and (e) the shares of Series B Non-Voting Preferred Stock to other purchasers concurrently with the Closing (as defined in the Placement Agent Agreement).

“Floor Price” shall equal $0.242, which is 20% of the “Minimum Price” (as such term is defined in Rule 5635 of the Listing Rules of the Nasdaq Stock Market) on the date of the Purchase Agreement (subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations or other similar events) or, in any case, such lower amount as permitted, from time to time, by the Nasdaq Stock Market.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” means any holder of Series B Non-Voting Convertible Preferred Stock.

“Issuance Date” means the date of the “Closing” as defined in that certain Placement Agent Agreement related to the Series B Non-Voting Convertible Preferred Stock, dated October 16, 2025, by and among the Corporation and Dawson James Securities, Inc., as representative of the several placement agents named therein.

“Make-Whole Amount” means, with respect to the applicable date of determination, an amount in cash equal to all of the dividends that, but for the applicable conversion prior the Mandatory Conversion Date, would have otherwise accrued pursuant to Section 3 with respect to the applicable shares of Series B Non-Voting Convertible Preferred Stock being so converted for the period commencing on the applicable Conversion Date and ending on the Mandatory Conversion Date.

“Make-Whole Payment” shall have the meaning set forth in Section 3(b).

“Mandatory Conversion Date” means the date that is the five (5) year anniversary of the Issuance Date, or if such day is not a Business Day, on the next succeeding Business Day.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated October 14, 2025, among the Corporation and the purchasers signatory thereto.

“Required Holders” means the holders of at least a majority of the outstanding shares of Series B Non-Voting Preferred Stock.

“Reset Date” means the later of (a) the earlier of (i) the Effectiveness Date (as defined in the Registration Rights Agreement) of the Registration Statement or (ii) the date that the Registrable Securities (as defined in the Registration Rights Agreement) can be sold, assigned or transferred without restriction or limitation pursuant to Rule 144 promulgated under the 1933 Act, as amended, (or a successor rule thereto) and (b) the date that the Company obtains the Shareholder Approval.

“Reset Price” the lowest single day VWAP of the five Trading Days immediately preceding the Reset Date; provided that the Reset Price cannot be lower than the Floor Price.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of The Nasdaq Stock Market LLC (or any successor entity) from the shareholders of the Corporation with respect to issuance of all of the Conversion Shares, including, without limitation, to give full effect and consent to any adjustment to the Conversion Price following any stock dividend, stock split or other share combination event, Dilutive Issuance or Reset Date and to the issuance of shares of Common Stock as a dividend in kind on the Series B Non-Voting Convertible Preferred Stock.

“Shareholder Approval Date” means the Trading Day that Shareholder Approval is received and deemed effective.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Non-Voting Convertible Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series B Non-Voting Convertible Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(e).

“Stated Value” shall mean $25.00.

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

“VWAP” means, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Required Holders, the fees and expenses of which shall be paid by the Corporation.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series B Non-Voting Convertible Preferred Stock (the “Series B Non-Voting Convertible Preferred Stock”) and the number of shares so designated shall be (which shall not be subject to increase without the written consent of the Holders holding a majority of the then issued and outstanding Series B Non-Voting Convertible Preferred Stock). Each share of Series B Non-Voting Convertible Preferred Stock shall have a par value of $0.001 per share.

(b) The Corporation shall register shares of the Series B Non-Voting Convertible Preferred Stock, upon records to be maintained by the Corporation or any duly registered transfer agent for that purpose (the “Series B Non-Voting Convertible Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation may deem and treat the registered Holder of shares of Series B Non-Voting Convertible Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall register the transfer of any shares of Series B Non-Voting Convertible Preferred Stock in the Series B Non-Voting Convertible Preferred Stock Register. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

Section 3. Dividends.

(a) Series B Non-Voting Preferred Stock Dividends. Holders shall be entitled to receive, and the Corporation shall pay, but only out of any funds legally available for the declaration of dividends, annual non-compounding dividends payable as provided in Section 3(b) below at the rate per share (as a percentage of the Stated Value per share of Series B Non-Voting Convertible Preferred Stock) of 9% per annum. Dividends on shares of Series B Non-Voting Convertible Preferred Stock shall accrue and be cumulative from the Issuance Date and shall accrue from day to day thereafter for so long as Series B Non-Voting Convertible Preferred Stock is outstanding. Dividends may be declared and paid on Series B Non-Voting Convertible Preferred Stock when and as determined by the Board of Directors of the Corporation out of any funds legally available for such purpose.

(b) Payment of Dividends in Cash or in Kind; Make-Whole Payment. Dividends are payable (i) on each Conversion Date (with respect only to Series B Non-Voting Convertible Preferred Stock being converted), (ii) on each such other date as the Board of Directors of the Corporation may determine pursuant to Section 3(a) above; (iii) upon Liquidation as set forth in Section 5; and (iv) upon occurrence of a Fundamental Transaction (each such date, a “Dividend Payment Date”), in cash or, solely in the event of (i) above, in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (as determined by the Corporation), as set forth in this Section 3(b) (the amount to be paid in shares of Common Stock, the “Dividend Share Amount Payment”); provided, however, that upon the conversion of Series B Non-Voting Convertible Preferred Stock prior to the Mandatory Conversion Date, the Corporation shall also pay to the Holders of Series B Non-Voting Convertible Preferred Stock so converted, an amount equal to the Make-Whole Amount, less the amount of all prior dividends made on such converted Series B Non-Voting Convertible Preferred Stock before the relevant Conversion Date (the “Make-Whole Payment”), payable at the option of the Corporation, in cash or in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. With respect to any Dividend Share Amount Payments and Make-Whole Payments paid in shares of Common Stock, the number of shares of Common Stock to be issued to a Holder pursuant to this Section 3(b) shall be an amount equal to the quotient of (x) the amount of the Dividend Shares Amount and Make-Whole Payment payable to such Holder divided by (y) the lower of (a) the Conversion Price then in effect and (b) the VWAP on the Trading Day prior to the applicable Conversion Date (the lower of (a) and (b), the “Dividend Conversion Price”), provided that the Dividend Conversion Price shall not be less than the Floor Price. If the Dividend Conversion Price is lower than the Floor Price and the Corporation elects to pay the Dividend Share Amount Payment and Make-Whole Payment in shares of Common Stock, in addition to the number of shares of Common Stock payable calculated using the Floor Price, the Corporation shall pay the Holder an amount in cash equal to the product of (A) any Bid Price selected by Holder for the Corporation’s Common Stock as published on Bloomberg within one hour preceding the submission of the Conversion Notice by the Holder, and (B) the difference obtained by subtracting (1) the quotient obtained by dividing (a) the amount of the dividend payable to such Holder by (b) the Floor Price, from (2) the quotient obtained by dividing (x) the amount of the dividend payable to such Holder by (y) the Dividend Conversion Price without giving effect to the Floor Price. Any cash payments pursuant to this Section 3(b) shall be paid by the Corporation to the Holder within two (2) business days after the Dividend Payment Date.

(c) Dividend Calculations. Dividends on the Series B Non-Voting Convertible Preferred Stock shall be calculated on the basis of a 365-day year, and shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Payment of dividends and Make-Whole Payments in shares of Common Stock shall otherwise occur pursuant to Section 6(d)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. Dividends shall cease to accrue with respect to any Series B Non-Voting Convertible Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares and Make-Whole Payment within the time period required by Sections 6(e)(i) and 3(b), respectively herein.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series B Non-Voting Convertible Preferred Stock shall have no voting rights. However, as long as any shares of Series B Non-Voting Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Non-Voting Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Non-Voting Convertible Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Series B Non-Voting Convertible Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series B Non-Voting Convertible Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

Section 5. Rank; Liquidation. Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive the amount of cash, securities or other property to which such Holder would be entitled to receive with respect to such shares of Series B Non-Voting Convertible Preferred Stock if such shares had been converted to Common Stock immediately prior to such Liquidation (without giving effect for such purposes to the Beneficial Ownership Limitation set forth in Section 6(d)) subject to the preferential rights of holders of any class or series of Capital Stock of the Corporation specifically ranking by its terms senior to the Series B Non-Voting Convertible Preferred Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

Section 6. Conversion.

(a) Automatic Conversion. On the Mandatory Conversion Date, all outstanding shares of Series B Non-Voting Convertible Preferred Stock and, to the extent that the Corporation elects to pay dividends pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, all accrued but unpaid dividends thereon through and including the Mandatory Conversion Date shall be automatically converted into shares of Common Stock at the Conversion Price (as adjusted pursuant to Section 7 hereof); provided, however, that to the extent that an Automatic Conversion would result in a Holder and its other Attribution Parties (as defined below) exceeding the Beneficial Ownership Limitation set forth in Section 6(d), if applicable, then such Holder’s Series B Non-Voting Convertible Preferred Stock shall not be automatically converted into Common Stock and shall remain outstanding, and such Holder shall benefit from all preferences and rights set forth in this Certificate of Designations (except that the provisions set forth in Section 7(c) shall immediately terminate and be of no further force and effect) to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Automatic Conversion (and beneficial ownership) to such extent), and the shares of Common Stock issuable upon the automatic conversion of Series B Non-Voting Convertible Preferred Stock to such extent shall be held in abeyance for such Holder until such time or times as conversion of such Series B Non-Voting Convertible Preferred Stock would not result in such Holder and its other Attribution Parties exceeding the Beneficial Ownership Limitation set forth in Section 6(d), at which time or times such Holder shall be issued such shares of Common Stock (and any shares of Common Stock granted or issued with respect to the shares of Common Stock issuable upon conversion of Series B Non-Voting Convertible Preferred Stock to be held similarly in abeyance) to the same extent as if there had been no such limitation. Upon an Automatic Conversion, subject to the limitations set forth in the preceding sentence, the outstanding shares of Series B Non-Voting Convertible Preferred Stock shall be converted automatically without any further action by the Holders of such shares.

(b) Conversions at Option of Holder. Each share of Series B Non-Voting Convertible Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date through the Mandatory Conversion Date, at the option of the Holder thereof, into a number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) equal to the sum of (A) the quotient of (i) the aggregate Stated Value of those shares being converted, divided by (ii) the Conversion Price then in effect, plus (B) to the extent that the Corporation elects to pay the Dividend Share Amount Payment and Make-Whole Payment pursuant to Section 3 hereof in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, the quotient of (X) the sum of all accrued but unpaid dividends thereon plus the Make-Whole Payment, divided by (Y) the Dividend Conversion Price. Holders shall effect conversions by providing the Corporation with the form of Notice of Conversion attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed. Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 7(e)(ii) hereof, the Notice of Conversion must specify at least (i) a number of shares of Series B Non-Voting Convertible Preferred Stock to be converted equal to the lesser of (x) 100 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Series B Non-Voting Convertible Preferred Stock then held by the Holder, (ii) the number of shares of Series B Non-Voting Convertible Preferred Stock owned prior to the conversion at issue and (iii) the number of shares of Series B Non-Voting Convertible Preferred Stock owned subsequent to the conversion at issue. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are either registered for issuance, registered for resale or eligible for resale without restriction pursuant to Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The “Conversion Date”, or the date on which a conversion pursuant to this Section 6(b) shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by email or facsimile to, and received during regular business hours by, the Corporation. The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series B Non-Voting Convertible Preferred Stock converted into Common Stock shall be canceled and shall not be reissued. If a Notice of Conversion delivered to the Corporation would result in a breach of Section 6(d) below, and the Holder does not elect in writing to withdraw, in whole, such Notice of Conversion, the Corporation shall hold such Notice of Conversion in abeyance until such time as such Notice of Conversion may be satisfied without violating Section 6(d) below with such calculations thereunder made as of the date such Conversion Notice was initially delivered to the Corporation.

(c) Intentionally omitted

(d) Beneficial Ownership Limitation.

i. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series B Non-Voting Convertible Preferred Stock, and a Holder shall not have the right to convert any shares of Series B Non-Voting Convertible Preferred Stock, pursuant to this Section 6 or otherwise, to the extent that, after giving effect to an attempted conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (such Persons, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below).

ii. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the shares of Series B Non-Voting Convertible Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted shares of Series B Non-Voting Convertible Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation beneficially owned by the Holder or any of its Affiliates or Attribution Parties (including, without limitation, any convertible notes, convertible stock or warrants) that are subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission.

iii. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether Series B Non-Voting Convertible Preferred Stock may be converted (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of its Series B Non-Voting Convertible Preferred Stock may be converted shall be in the sole discretion of the Holder and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series B Non-Voting Convertible Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series B Non-Voting Convertible Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. For purposes of this Section, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent public filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon the written or oral request of a Holder (which may be by email), the Corporation shall, within two (2) Business Days of such request, confirm orally and in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series B Non-Voting Convertible Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder.

iv. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such conversion of Series B Non-Voting Convertible Preferred Stock held by the applicable Holder (to the extent permitted pursuant to this Section). The Holder, upon not less than 61 days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section applicable to its Series B Non-Voting Convertible Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon the conversion the Series B Non-Voting Convertible Preferred Stock held by the Holder and the provisions of this Section shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Corporation and shall only be effective with respect to such Holder. The provisions of this Section shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e) Mechanics of Conversion

i. Electronic Issuance Upon Conversion. Not later than the earlier of (a) one (1) Trading Day and (b) the number of Trading Days comprising the Standard Settlement Period after the applicable Conversion Date after receipt by the Corporation of the Notice of Conversion (the “Share Delivery Date”), the Corporation shall electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before electronic receipt of such shares in which event the Corporation shall promptly direct the return to such Holder any shares of Series B Non-Voting Convertible Preferred Stock electronically delivered to the Corporation and such Holder shall promptly direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B Non-Voting Convertible Preferred Stock unsuccessfully tendered for conversion to the Corporation.

ii. Obligation Absolute. Subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(e)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series B Non-Voting Convertible Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6(d) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(e)(i) above, in the event a Holder shall elect to convert any or all of its Series B Non-Voting Convertible Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one Person associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Series B Non-Voting Convertible Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series B Non-Voting Convertible Preferred Stock which is subject to such injunction, which bond shall remain in effect until the earlier of the issuance of an order or judgment regarding the underlying dispute in favor of the Corporation or the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In addition, in the event the Corporation fails to delivery freely tradeable, unrestricted Conversion Shares upon conversion by the Holder pursuant to the terms herein, the Holder shall be entitled to an amount in cash equal to the product of the undelivered freely tradeable Conversion Shares that should have been delivered to the Holder pursuant to the applicable Conversion Notice but for such failure multiplied by the prevailing traded price of the Corporation’s Common Stock at such time.

iii. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series B Non-Voting Convertible Preferred Stock and payment of dividends on the Series B Non-Voting Convertible Preferred Stock each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B Non-Voting Convertible Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7, including a reset to the Floor Price, as well as shares of Common Stock issuable as Dividend Share Amount Payments and Make-Whole Payments) upon the conversion of all outstanding shares of Series B Non-Voting Convertible Preferred Stock and payment of dividends and Make-Whole Payments hereunder. The Corporation shall take all action required to increase the authorized number of shares of Common Stock (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock), or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of the Series B Non-Voting Convertible Preferred Stock (including any dividends payable thereon). The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

iv. Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of the Series B Non-Voting Convertible Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or rounded to the nearest whole share (with one-half being rounded upward).

v. Transfer Taxes and Expenses. The issuance of shares of the Common Stock upon conversion of the Series B Non-Voting Convertible Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such shares upon conversion in a name other than that of the registered Holder(s) of such shares of Series B Non-Voting Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all transfer agent fees required for processing of any Notice of Conversion.

(f) Status as Stockholder. Upon each Conversion Date, (i) the shares of Series B Non-Voting Convertible Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series B Non-Voting Convertible Preferred Stock shall cease and terminate, excepting only the right to receive such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series B Non-Voting Convertible Preferred Stock.

(g) Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(e)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation with written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon the request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the shares of Series B Non-Voting Convertible Preferred Stock are outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of dividends on, this Series B Non-Voting Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination. Notwithstanding the foregoing, no adjustment pursuant to this Section 7 shall cause the Conversion Price to be less than the Floor Price.

(b) Fundamental Transaction. If, at any time while this Series B Non-Voting Convertible Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person (other than a merger in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (B) the Corporation effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of this Series B Non-Voting Convertible Preferred Stock the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series B Non-Voting Convertible Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7(b) and ensuring that this Series B Non-Voting Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

(c) Subsequent Equity Sales. If, at any time while this Series B Non-Voting Convertible Preferred Stock is outstanding, the Corporation sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price; provided notwithstanding the foregoing, that no adjustment pursuant to this Section 7(c) shall cause the Base Conversion Price to be less than the Floor Price and provided, further, that for the purposes of this Section 7(c) pre-funded warrants issued by the Corporation shall be treated as an issuance of Common Stock and valued at the price per share paid by the holders of such pre-funded warrants for the Common Stock to which such pre-funded warrants relate and other options or warrants issued by the Corporation shall be valued at the respective exercise price of such securities. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment will be made under this Section 7(c) in respect of an Exempt Issuance. If a Holder elects to convert following a Dilutive Issuance that causes the Base Conversion Price to be less than the Floor Price, then in addition to the Conversion Shares, the Corporation shall pay to the Holder an amount in cash equal to the product obtained by multiplying (a) any Bid Price selected by Holder for the Corporation’s Common Stock as published on Bloomberg within one hour preceding the submission of the Conversion Notice by the Holder, by (b) the difference obtained by subtracting (1) the quotient obtained by dividing (a) the aggregate Stated Value of those shares being converted, by (b) the Floor Price, from (2) the quotient obtained by dividing (x) the aggregate Stated Value of those shares being converted, by (y) the Base Conversion Price without giving effect to the Floor Price.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Other Notices. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Series B Non-Voting Convertible Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least 5 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

(f) Reset. On the Reset Date, the Conversion Price shall be decreased to equal the lower of (i) the Conversion Price then in effect or (ii) the Reset Price, provided, that the Conversion Price shall not be reduced to be below the Floor Price.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, Attention:, Chief Executive Officer, facsimile number or such other facsimile number, email address or physical address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Series B Non-Voting Convertible Preferred Stock Certificate. If a Holder’s Series B Non-Voting Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Non-Voting Convertible Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested. Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

(c) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series B Non-Voting Convertible Preferred Stock granted hereunder may be waived as to all shares of Series B Non-Voting Convertible Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series B Non-Voting Convertible Preferred Stock then outstanding, unless a higher percentage is required by the DGCL, in which case the written consent of the holders of not less than such higher percentage shall be required.

(d)  Amendment. Except for Section 6(c), which may not be amended or waived hereunder, this Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the DGCL, of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Certificate of Incorporation.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted Series B Non-Voting Convertible Preferred Stock. If any shares of Series B Non-Voting Convertible Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Non-Voting Convertible Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 16th day of October, 2025.

SAFE AND GREEN DEVELOPMENT CORPORATION.

By:	/s/ Nicolai Brune
Name:	Nicolai Brune
Title:	Chief Financial Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to convert the number of shares of Series B Non-Voting Convertible Preferred Stock indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Safe and Green Development Corporation, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation on October 16, 2025.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” of which the Holder is a member), including the number of shares of Common Stock issuable upon conversion of the Series B Non-Voting Convertible Preferred Stock subject to this Notice of Conversion, but excluding the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B Non-Voting Convertible Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6(d) of the Certificate of Designation, is __________________. For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

Conversion calculations:

Date to Effect Conversion: ________________________________________________________________________
Number of shares of Series B Non-Voting Convertible Preferred Stock owned prior to Conversion: __________________
Number of shares of Series B Non-Voting Convertible Preferred Stock to be Converted: ___________________________
Number of shares of Common Stock to be Issued: ________________________________________________________
Applicable Conversion Price: ________________________________________________________________________
Number of shares of Series B Non-Voting Convertible Preferred Stock subsequent to Conversion: ____________________

DWAC Instructions:

Broker no:	____________________________________________________________________________________
Account no:	____________________________________________________________________________________

[HOLDER]

By:
Name:
Title:

Date: